EXHIBIT 11



              JACOBSON STORES INC. AND CONSOLIDATED SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                                (in thousands)
                                  (unaudited)


Primary earnings per common share, as set forth in the consolidated statements of earnings, are computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Fully diluted earnings per share are computed based on the additional assumption that the Company's 6-3/4% Convertible Subordinated Debentures due 2011 were converted to common stock at the date of issuance with a corresponding increase in net earnings to reflect reduction in related interest expense, net of income taxes, except if anti-dilutive.

These computations are set forth below (in thousands except per share data):

                                             Thirteen               Twenty-Six
                                            Weeks Ended             Weeks Ended
                                        -------------------     -------------------
                                        July 29,    July 30,    July 29,    July 30,
                                          1995        1994        1995        1994
                                        -------     -------     -------     -------
EARNINGS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE:
   Weighted average number of shares
   of common stock and common stock
   equivalents outstanding -
     Primary                              5,783       5,779       5,783       5,779
     Fully diluted                        6,840       6,835       6,839       6,835
                                        =======     =======     =======     =======


NET EARNINGS                            $(5,321)    $(3,993)    $(5,149)    $(2,876)
                                        =======     =======     =======     =======


NET EARNINGS, adjusted to reflect
   reduction in interest expense
   attributable to convertible
   debentures, net of income tax        $(4,937)    $(3,609)    $(4,381)    $(2,108)
                                        =======     =======     =======     =======


NET EARNINGS PER SHARE:
   Primary and Fully diluted            $ (0.92)    $ (0.69)    $ (0.89)    $ (0.50)
                                        =======     =======     =======     =======